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                           CONFIDENTIALITY AGREEMENT

      THIS CONFIDENTIALITY AGREEMENT ("Agreement") is made and entered into on this the 28th day of September, 1999, by and between TRIPOINT GLOBAL COMMUNICATIONS INC., a Delaware corporation ("Recipient"), and VERTEX COMMUNICATIONS CORPORATION, a Texas corporation ("Vertex").

                                  WITNESSETH:

      WHEREAS, Recipient and Vertex desire to enter into negotiations relating to a possible business combination or acquisition (a "Transaction") involving Recipient and Vertex;

      WHEREAS, in connection with Recipient's evaluation of the Transaction, Recipient requires access to certain information of Vertex concerning the business and affairs of Vertex that is either nonpublic, confidential or proprietary in nature;

      WHEREAS, Vertex is willing to provide limited access to the Evaluation Material (as hereinafter defined) to Recipient and Recipient's authorized agents, subject to the restrictions hereinafter set forth pertaining to the protection and preservation of the Evaluation Material, in order to enable Recipient to determine whether Recipient desires to pursue further negotiations with Vertex; and

      WHEREAS, the parties desire to set forth the terms and conditions upon which the Evaluation Material is to be disclosed to Recipient and the rights and obligations of the parties with respect to such Evaluation Material;

      NOW, THEREFORE, for and in consideration of the above stated premises, the mutual covenants set forth herein, and other good and valuable consideration, the recipient and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. Evaluation Material. As used herein, the term "Evaluation Material" means all information that Vertex has furnished or is furnishing to Recipient in connection with a Transaction, whether furnished before or after the date of this Agreement, whether tangible or intangible, and whether verbally, in writing, on computer disk or otherwise, including the customer list, documents identifying past, present and future customers, the financial books and records of Vertex and related financial statements and tax returns of Vertex, and documents or other information pertaining to the assets, liabilities and business operations of Vertex and its subsidiaries, as well as all information generated by Recipient or by Recipient's Representatives (as defined below) that contains, reflects, or is derived from the foregoing furnished information, including all analyses, compilations, data, studies, notes, interpretations, memoranda or other

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documents prepared by Recipient or Recipient's Representatives. Notwithstanding
the preceding, the term "Evaluation Material" shall not be construed to include, and the confidentiality and use provisions of this Agreement shall not apply to:
(a) information that is or becomes generally available to the public other than as a result of disclosure by Recipient or any of Recipient's Representatives,
(b) information known to Recipient prior to the time of disclosure by Vertex; and (c) information that is obtained by Recipient from any other source than Vertex or its affiliates, but only if such disclosure of information to Recipient does not, to Recipient's knowledge, violate any contractual or legal obligation to Vertex on the part of such source or does not, to Recipient's knowledge, breach a confidential relationship of such source to Vertex.

      2. Confidentiality of Evaluation Material. The Evaluation Material is disclosed and delivered to Recipient in the strictest confidence and Recipient agrees to receive and hold the Evaluation Material in the strictest confidence and in accordance with the provisions and intentions of this Agreement. This Agreement shall apply to all of the Evaluation Material disclosed to Recipient by Vertex or its agents, without regard to whether such disclosure is by means of written documents or otherwise. Recipient acknowledges that the Evaluation Material is proprietary to Vertex and that Recipient has no rights or interest in the Evaluation Material and shall not use any part of the Evaluation Material for Recipient's own benefit except as specifically set forth in this Agreement.

      3. Terms of Disclosure. Initially, the Evaluation Material shall be disclosed by Vertex to Recipient for the sole purpose of evaluating the feasibility of Recipient negotiating and executing an agreement with Vertex or its shareholders to acquire, directly or indirectly, the assets or outstanding shares of capital stock of Vertex or otherwise enter into a Transaction with Vertex. Subject to the terms of this Agreement, Recipient may distribute or otherwise disclose the Evaluation Material to a reasonable number of persons, including Recipient's directors, officers, employees, lenders, prospective lenders, attorneys, financial advisors, accountants and other experts (collectively, "Recipient's Representatives"), on a need to know basis required to enable Recipient to evaluate the Evaluation Material and the business of Vertex in order to permit Recipient to determine whether and on what terms Recipient desires to enter into a Transaction with Vertex (the "Permitted Use"), provided such individuals are informed by Recipient of the confidential nature of the Evaluation Material. Notwithstanding the preceding, Recipient acknowledges and agrees that the sales or production personnel of Recipient shall not be permitted access to the Evaluation Material without the prior written consent of Vertex. In addition, Recipient agrees that it will not use any part of the Evaluation Material for the purposes of marketing or product development.

      4. Restriction of Further Disclosure. Recipient shall notify Vertex in advance in writing of any individual other than Recipient's Representatives to whom Recipient desires to disclose any part of the Evaluation Material. If Vertex notifies Recipient that Vertex objects to


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the dissemination of the Evaluation Material to such other individual, Recipient shall not disseminate any part of the Evaluation Material to such other individual. Neither party shall, without the prior written consent of the other party, subject only to the exceptions expressly set forth in this Agreement: (a) disclose to any third party the fact that Vertex has provided any of the Evaluation Material to Recipient; (b) disclose to any third party that any investigations, discussions or negotiations are taking place concerning a Transaction involving Vertex and Recipient; or (c) disclose any of the terms, conditions, status or other facts with respect to any such Transaction. Notwithstanding anything to the contrary contained herein, each party may issue any press release or make any public statement without approval of the other party as may be required by law, provided the party issuing the press release or making such statement shall give prior notice thereof to the other party and consult with the other party as to the contents thereof. Recipient shall not, without the prior written consent of Vertex, subject only to the exceptions expressly set forth in this Agreement, (a) disclose to any third party any or all of the Evaluation Material; (b) permit any third party to have access to the Evaluation Material; or (c) use the Evaluation Material for any purpose other than the Permitted Use.

      5. Protection of Information. Recipient shall use commercially reasonable efforts, including efforts commensurate with those used by Recipient for the protection of its own confidential and proprietary information, to protect the Evaluation Material disclosed to Recipient and Recipient's agents pursuant to this Agreement; provided, however, Recipient shall have no obligation or authority to initiate litigation or incur costs or other expenses on behalf of, or for the benefit of, Vertex. Recipient shall be responsible to Vertex for all authorized and unauthorized disclosures of the Evaluation Material by Recipient or Recipient's Representatives or agents. Such responsibility of Recipient shall be in addition to and not by way of limitation of any right or remedy Vertex may have against Recipient's Representatives with respect to any such breach.

      6. Compelled Disclosure. Recipient agrees that in the event that it or any of Recipient's Representatives are requested or required (by law, deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, Recipient will provide Vertex with prompt prior written notice of such request or requirement so that Vertex may seek a protective order or other appropriate remedy and/or consent in writing to such disclosure. In the event that such protective order or other remedy is not obtained and Vertex has not consented in writing to such disclosure, and Recipient or Recipient's Representatives are nonetheless, advised in writing by Recipient's outside legal counsel, that they are legally required to disclose the Evaluation Material, Recipient and Recipient's Representatives may furnish only that portion of the Evaluation Material that Recipient and Recipient's Representatives are advised in writing by outside legal counsel is legally required; provided that Recipient will exercise commercially reasonable efforts to assist Vertex in obtaining an order or reasonable assurance that the confidential treatment will be


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accorded such Evaluation Material.

      7. Return of Evaluation Material. In the event that Vertex requests in writing the return of the Evaluation Material, Recipient shall deliver to the President of Vertex all of the Evaluation Material theretofore disclosed to Recipient in the form of documents and tangible items, and all copies, summaries, records, and descriptions thereof and all other written information which constitutes Evaluation Material, including all such written information in the possession of Recipient's Representatives and agents. Notwithstanding the preceding, that portion of the Evaluation Material that was generated by Recipient or Recipient's Representatives may be destroyed by Recipient or Recipient's Representatives (rather than being returned to Vertex); provided, however, that Recipient shall promptly deliver to Vertex a certificate signed by the President of Recipient certifying that such Evaluation Material has been destroyed. Notwithstanding the return or destruction of the Evaluation Material in accordance with this Section, Recipient and Recipient's Representations shall continue to be bound by the other provisions of this Agreement.

      8. No Representation as to Completeness. Each of Vertex and Recipient acknowledges that neither Vertex nor any of its representatives makes any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material and that each of Vertex and its representatives expressly disclaims any and all liability that may be based on the Evaluation Material, errors therein, or omissions therefrom. Recipient acknowledges (i) that Recipient is not entitled to rely on the accuracy or completeness of the Evaluation Material, (ii) that neither Vertex nor any of its representatives shall have any liability whatsoever to Recipient or any other entity based on the Evaluation Material, and (iii) that Recipient instead shall be entitled to rely solely on the representations and warranties, if any, made to Recipient in any definitive agreement regarding the Transaction (a "Definitive Agreement"). The term "Definitive Agreement" does not include an executed letter of intent or any other preliminary written agreement that the parties thereto state is not intended to be legally binding, except in accordance with the terms of any such letter of intent or other preliminary written agreement. In addition, a Definitive Agreement does not include any written or oral acceptance of any offer or bid submitted by Recipient or Vertex.

      9. No Obligation. Each of Vertex and Recipient understands and agrees that no contract or agreement providing for a Transaction shall be deemed to exist until a Definitive Agreement has been executed and delivered, and each of Vertex and Recipient hereby waives, in advance, any claims (including breach of contract) in connection with a Transaction unless and until Recipient and Vertex shall have entered into a Definitive Agreement. Each of Vertex and Recipient also agrees that unless and until a Definitive Agreement between Recipient and Vertex with respect to a Transaction has been executed and delivered, neither Vertex nor Recipient nor any of their respective shareholders or affiliates have any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this Agreement or any other written or oral


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expression with respect to such Transaction except, in the case of this
Agreement, for the matters specifically agreed to herein. Recipient understands that (i) Vertex and its financial advisors shall be free to conduct any process for any Transaction as they in their sole discretion shall determine (including negotiating with any of the prospective parties to such Transaction and entering into a Definitive Agreement without prior notice to Recipient or any other person) and (ii) any procedures relating so such Transaction may be changed at any time without notice to Recipient or any other person.

      10. Right to Terminate Negotiations. Each of Vertex and Recipient reserves the right, in such party's sole discretion, to reject any and all proposals made regarding a Transaction and to terminate negotiations and discussions with the other party at any time.

      11. Securities Laws. Recipient acknowledges that (i) Recipient is aware that, under certain circumstances, the United States securities laws prohibit a person who has material, nonpublic information about a company from purchasing or selling securities of that company, or from communicating that information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell those securities and (ii) Recipient is familiar with the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder, and agrees that Recipient will neither use, nor cause any third party to use, any Evaluation Material in contravention of the Exchange Act or any such rules and regulations, including Rules 10b-5 and 14e-3.

      12. Standstill. Recipient agrees that, prior to one year after the date hereof, Recipient will not (and will ensure that its affiliates that control, are controlled by or are under common control with it (as defined in the rules under the Exchange Act) and any person acting on behalf of or in concert with Recipient or any controlled affiliate will not), alone or with others, directly or indirectly, take any of the following actions unless Recipient is first invited in writing by the Board of Directors of Vertex to make such action:

            a. Purchase or otherwise acquire (or enter into any agreement or make any proposal to purchase or otherwise acquire) record or beneficial ownership of any securities (which, for purposes of this Agreement, includes, without limitation, indebtedness) of Vertex, any warrant or option to purchase such securities, any security convertible into or exchangeable for any such securities or any other right to acquire such securities;

            b. Propose to Vertex or its security holders, or make any announcement with respect to, any Transaction between Recipient, any of its affiliates or Recipient and any other person, on the one hand, and Vertex or any of its security holders, on the other hand, or involving Vertex or any of its securities or security holders;

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            c. Effect or seek, offer or propose (whether publicly or otherwise)
      to effect or participate in (i) any acquisition of the assets of Vertex or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving Vertex or any of its subsidiaries, or
      (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Vertex or any of its subsidiaries;

            d. Seek to control or influence Vertex, its management, Board of Directors (including without limitation by affecting the composition of the Board of Directors) or policies through the solicitation of proxies, consents, or otherwise or make or in any participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of securities of Vertex;

            e. Seek to advise or influence any person with respect to the voting of securities of Vertex;

            f. Assist, advise, encourage, or provide any information or financing to any other persons seeking to acquire, directly or indirectly, control of Vertex, its management, Board of Directors, policies, securities, business or assets;

            g. Make any request to waive, amend or terminate any provision of this Agreement or to permit Recipient to take any action prohibited herein; or

            h. Take any initiative with respect to Vertex or its subsidiaries which could require Vertex to make a public announcement regarding any such prohibited initiative or action referred to in this Section.

      Notwithstanding the foregoing, (i) if any third party that is not an affiliate of Recipient publicly makes (x) a tender or exchange offer or other bona fide offer (including an offer for a privately negotiated transaction) to acquire directly or indirectly securities of Vertex under circumstances such that, immediately after such acquisition, such third party would beneficially own more than 15% of any class of such securities, or (y) a proposal or offer for a merger, consolidation or other business combination directly or indirectly involving Vertex or a proposal or offer to acquire directly or indirectly all or substantially all of the assets of Vertex (any proposal or offer referred to in clauses (x) or (y) being herein called a "Business Combination Proposal"), which Business Combination Proposal is either (A) not withdrawn or terminated within five days after such Business Combination Proposal is made or (B) accepted by the Board of Directors of Vertex, the restrictions set forth in this Section shall not be deemed to preclude Recipient from making a Business Combination Proposal; provided that the restrictions set forth in this Section shall again be applicable in accordance with their terms upon the withdrawal or termination of the original Business Combination Proposal or the rejection thereof by the Board of Directors of Vertex, except to the extent Recipient has previously publicly announced a


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Business Combination Proposal as permitted by this sentence.

      13. Remedies. Recipient acknowledges and agrees that, in the event of any breach of this Agreement, Vertex would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, Recipient agrees that, in addition to any other remedy to which Vertex may be entitled at law or in equity, Vertex shall be entitled to an injunction or injunctions (without the posting of any bond or security and without proof of actual damages) to prevent breaches of this Agreement and/or to compel specific performance of the Agreement, and that neither Recipient nor Recipient's Representatives will oppose the granting of such relief.

      14. Fees and Expenses. Except as otherwise provided herein or as may otherwise be agreed upon by the parties in writing, the parties shall each pay all of their own fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation the fees and expenses of their respective counsel, accountants, and other experts and representatives, whether or not the transactions contemplated by this Agreement are consummated.

      15. Legal Fees and Costs. In the event any party must incur legal expenses to enforce any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including without limitation, attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

      16. Vertex Representatives. All contacts by Recipient or Recipient's Representatives with Vertex, regarding the Evaluation Material or a Transaction shall be made through either J. Rex Vardeman, the President and Chief Executive Officer of Vertex, or James D. Carter, the Vice President and Chief Financial Officer of Vertex, or such other person as Recipient is notified in writing to contact.

      17. Amendment. This Agreement may not be modified, altered, amended or terminated except by the written agreement of all of the parties.

      18. Integrated Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, understandings and agreements, oral or written, made between the parties or their affiliates concerning the subject matter hereof, and all such prior or contemporaneous representations, understandings and agreements are hereby terminated.

      19. Waiver. No failure or delay by Vertex or Recipient in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof.


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      20. Invalid Provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. If any of the provisions of this Agreement shall be deemed to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall enforce the remaining provisions of this Agreement, shall reduce such extent, duration, scope or other provision and shall enforce them in their reduced form for all purposes contemplated by this Agreement.

      21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules governing conflicts of law.

      22. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

      23. Termination. This Agreement shall terminate on the third anniversary of the date hereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

TRIPOINT GLOBAL COMMUNICATIONS, INC.       VERTEX COMMUNICATIONS CORPORATION


/s/ J. E. Haegele                          /s/ J. Rex Vardeman

By:                                        By:
JACK HAEGELE                               J. REX VARDEMAN
Chief Executive Officer                    President and Chief Executive Officer


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